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                                                                     EXHIBIT 11

                             EAGLE BANCSHARES, INC.


Statement re: Computation of per share earnings

         Basic earnings per share are based on the weighted average number of common shares outstanding during each period. Diluted earnings per common share are based on the weighted average number of common shares outstanding during each period, plus common share equivalents calculated for stock options and restricted stock outstanding using the treasury stock method.

         In the calculation of basic and diluted earnings per share, net income is identical. Below is a reconciliation for the three month periods ended June 30, 2000 and 1999, of the difference between average basic common shares outstanding and average diluted common shares outstanding.


(in thousands, except per share data)                   Three Months Ended
                                                JUNE 30, 2000      June 30, 1999
                                                --------------------------------
Basic

Net income                                             $  698             $2,441
                                                --------------------------------

Average common shares                                   5,637              5,571
                                                --------------------------------

Earnings per common share - basic                      $ 0.12             $ 0.44
                                                --------------------------------

Diluted

Net income                                               $698             $2,441
                                                --------------------------------

Average common shares - basic                           5,637              5,571
Incremental share outstanding                              38                129
                                                --------------------------------
Average common shares - diluted                         5,675              5,700
                                                --------------------------------

Earnings per common share - diluted                    $ 0.12             $ 0.43
                                                --------------------------------


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